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Exhibit (a)(1)(i)

SINCLAIR TELEVISION GROUP, INC.

Offer to Purchase for Cash

Any and All of Sinclair Broadcast Group, Inc.'s Outstanding

3.0% Convertible Senior Notes due 2027 (CUSIP No. 829226AW9)

and

4.875% Convertible Senior Notes due 2018 (CUSIP No. 829226AU3)

THE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 23, 2010, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE" FOR THE OFFERS) OR EARLIER TERMINATED BY THE COMPANY.

        Sinclair Television Group, Inc., a Maryland corporation (the "Company") hereby offers, in two separate offers (the "Offers"), to purchase for cash any and all outstanding 3.0% Convertible Senior Notes due 2027 (the "3.0% Notes") and any and all outstanding 4.875% Convertible Senior Notes due 2018 (the "4.875% Notes" and, together with the 3.0% Notes, the "Securities"), each issued by the Company's parent, Sinclair Broadcast Group, Inc., a Maryland corporation ("Sinclair"), upon the terms and subject to the conditions set forth in this Offer to Purchase (as defined below) and the Letter of Transmittal (as defined below). All of the 3.0% Notes validly tendered and not validly withdrawn will be purchased at a cash purchase price of $1,000 per $1,000 principal amount of such Securities and all of the 4.875% Notes validly tendered and not validly withdrawn will be purchased at a cash purchase price of $1,000 per $1,000 principal amount of such Securities. Tendering holders of Securities that are accepted for payment will also receive accrued and unpaid interest on such Securities from the last interest payment date to, but excluding, the Settlement Date (as defined below).

        The Offers are subject to the satisfaction of the General Conditions described in this Offer to Purchase. The Offers are not subject to any financing condition or any minimum tender condition. For additional information, see "The Offers—Conditions of the Offers; Extension; Amendment; Termination" in this Offer to Purchase.

        None of the Company or Sinclair, including the board of directors and officers of each, MacKenzie Partners, Inc., the information agent for the Offers (the "Information Agent") or U.S. Bank National Association, in its capacity as the depositary for the Offers (the "Depositary"), makes any recommendation as to whether or not Holders should tender, or refrain from tendering, all or any portion of the principal amount of their Securities pursuant to the Offers and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender the Securities, and, if so, the principal amount of Securities to tender. In doing so, Holders should consult their own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offers. See "The Offers—The Company" and "The Offers—Purpose of the Offers."

        Neither the United States Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

        The Company may, in its sole and absolute discretion, waive any of the conditions set forth in this Offer to Purchase, in whole or in part, at any time and from time to time. See "The Offers—Conditions of Offers; Extension; Amendment; Termination" in this Offer to Purchase. Securities that are not accepted for payment pursuant to the Offers will remain obligations of Sinclair.

January 26, 2010

(cover page continued)

        In the event the Offers are terminated, withdrawn or otherwise not completed, any Securities tendered will be promptly returned to the tendering Holders (as defined below) at our expense. Subject to applicable law, the Company reserves the right to (i) extend the Offers, (ii) delay the acceptance for purchase of any of the Securities, (iii) terminate or withdraw the Offers with respect to any or all of the Securities at any time, (iv) waive or modify in whole or in part all conditions set forth in the Offers or (v) otherwise amend the Offers in any respect.

        All Securities validly tendered and accepted for payment pursuant to the Offers will be paid for as promptly as practicable following such acceptance, which is expected to be the second New York City business day following the Expiration Date, by the Company (such payment date, the "Settlement Date" for the Offers). Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary or The Depository Trust Company ("DTC").

        The Offers are being made on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal"). If you beneficially own Securities through an account maintained by a broker, dealer, commercial bank, depository, trust company or other DTC participant, you should contact your DTC participant promptly and instruct it to tender such Securities on your behalf. If you are a DTC participant, you may tender by either: (i) transmitting to the Depositary a properly completed Letter of Transmittal on or prior to the Expiration Date or (ii) transmitting an Agent's Message (as defined below) through the automated tender offer program ("ATOP") of DTC.

        This Offer to Purchase contains or incorporates by reference important information that should be read before a decision is made with respect to the Offers.

        Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent, at one of its telephone numbers set forth on the back cover of this Offer to Purchase. A Holder may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

 IMPORTANT INFORMATION

        The Securities of each series are represented by a global certificate registered in the name of DTC or its nominee. DTC or its nominee is the only registered holder of the Securities. DTC facilitates the clearance and settlement of Securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A beneficial owner whose Securities are held by a broker, dealer, commercial bank, depository, trust company or other DTC participant and who desires to tender such Securities in the Offers must contact its DTC participant and instruct it to tender such Securities on its behalf (each such beneficial owner or DTC participant, a "Holder," as applicable).

        If you are a DTC participant, on or prior to the Expiration Date, you may tender by either:

  •
  transmitting to the Depositary a properly completed Letter of Transmittal; or

  •
  transmitting an Agent's Message (as defined below) through ATOP of DTC.

For more information regarding the procedures for tendering your Securities, see "The Offers—Procedure for Tendering Securities."

        This Offer to Purchase and the Letter of Transmittal contain important information that Holders are urged to read before any decision is made with respect to the Offers.

        The Offers are being made to all Holders. We are not aware of any jurisdiction in which the making of the Offers is prohibited by applicable law. If we become aware of any jurisdiction where the making of the Offers is so prohibited or would not be in compliance with the laws of such jurisdiction, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with any such law, the Offers will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction. This Offer to Purchase and the related documents do not constitute an offer to buy or a solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or Sinclair or any of their respective affiliates since the date hereof. The delivery of this Offer to Purchase also shall not under any circumstances create any similar implication with respect to information incorporated herein by reference.

        We have not authorized any dealer, salesperson or other person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, all or any portion of the aggregate principal amount of your Securities in the Offers. We have not authorized any dealer, salesperson or other person to give any information or to make any representation in connection with the Offers, other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on any such recommendation, information or representation as having been authorized by the Company or Sinclair, including the board of directors and officers of each, the Depositary or the Information Agent.

        The Company and its affiliates, including Sinclair, and their respective executive officers and directors, will be prohibited by Rules 13e-4 and 14e-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from purchasing any of the Securities outside of the Offers until at least the tenth business day after the expiration or termination of the Offers. Following that time, the Company and its affiliates expressly reserve the absolute right, in their sole discretion from time to

i

time in the future, to purchase any of the Securities, whether or not any Securities are purchased pursuant to the Offers, through repurchase or redemption of the Securities pursuant to their terms, or through open market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, the Company or its affiliates will pursue. In addition, subject to Rules 13e-4 and 14e-5 under the Exchange Act, the Company and its affiliates may at any time, whether or not during the Offers and subject to market and other conditions, purchase securities other than the Securities, including any of their respective other series of notes outstanding, through repurchase or redemption pursuant to their respective terms, or through open market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance or otherwise.

        The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor's Corporation and are included solely for the convenience of the Holders. None of the Company, Sinclair, the Depositary or the Information Agent is responsible for the selection or use of the above-referenced CUSIP numbers, and no representation is made as to their correctness on the Securities or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

        References to the "Company," "we," "us," "our" or "ours" refer to Sinclair Television Group, Inc. and its subsidiaries, unless the context otherwise requires. References to "Sinclair" refer to Sinclair Broadcast Group, Inc. and its subsidiaries, unless the context otherwise requires.

        See "Certain U.S. Federal Income Tax Considerations" for a discussion of certain U.S. federal income tax considerations that should be considered in evaluating the Offers.

 IMPORTANT DATES

        Holders should note the following important dates and times relating to the Offers:

Date	Calendar Date	Event
Launch Date	Tuesday, January 26, 2010	Commencement of the Offers.
Expiration Date	12:00 midnight, New York City time, on Tuesday, February 23, 2010, unless extended or earlier terminated by us in our sole and absolute discretion.
The deadline for Holders to validly tender Securities pursuant to the Offers and be eligible to receive the applicable purchase price for Securities accepted for payment pursuant to the Offers. This is also the deadline for Holders to validly withdraw any tendered Securities.
Settlement Date	As promptly as practicable after the Expiration Date, which is expected to be the second New York City business day after the Expiration Date.
The day we deposit with the Depositary or upon the Depositary's instructions, with DTC, the amount of cash necessary to pay the purchase price, plus accrued and unpaid interest from the last interest payment date to, but excluding, the Settlement Date for all of the Securities accepted for payment pursuant to the Offers. The Depositary or DTC will pay each Holder whose Securities are accepted for payment the purchase price, plus any such accrued and unpaid interest, for all such Securities accepted for payment pursuant to the Offers.

        The Company reserves the right to extend the Offers with respect to the Securities, if necessary, so that the Expiration Date occurs upon or shortly after the satisfaction or waiver of the conditions to the Offers.

        Subject to applicable law, the Company reserves the right to (i) extend the offers, (ii) delay the acceptance for purchase of any of the Securities, (iii) terminate or withdraw the Offers with respect to any or all of the Securities at any time, (iv) waive or modify in whole or in part all conditions set forth in the Offers or (v) otherwise amend the Offers in any respect. In the event that the Offers are terminated or otherwise not completed, the purchase price relating to the Securities will not be paid or become payable, without regard to whether such Holders have validly tendered their Securities (in which case such tendered Securities will be promptly returned to the Holders).

 SUMMARY

        This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before making any decision with respect to the Offers. The following summary is provided solely for the convenience of Holders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase, the Letter of Transmittal and any amendments or supplements hereto or thereto. Holders are urged to read this Offer to Purchase and the Letter of Transmittal in their entirety. Each of the capitalized terms used but not defined in this summary has the meaning set forth elsewhere in this Offer to Purchase.

        If you have questions, please call the Information Agent at the telephone numbers on the back cover of this Offer to Purchase.

The Offeror	Sinclair Television Group, Inc., a Maryland corporation and a wholly-owned subsidiary of Sinclair, the issuer of the Securities.
The Issuer	Sinclair Broadcast Group, Inc., a Maryland corporation.
The Securities	3.0% Convertible Senior Notes due May 15, 2027 issued by Sinclair (CUSIP No. 829226AW9), $27.7 million aggregate principal amount outstanding as of January 25, 2010; and
4.875% Convertible Senior Notes due July 15, 2018 issued by Sinclair (CUSIP No. 829226AU3), $37.0 million aggregate principal amount outstanding as of January 25, 2010.
The Offers

The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal, any or all of the outstanding Securities validly tendered and not validly withdrawn on or prior to the Expiration Date. See "The Offers."

Expiration Date

12:00 midnight, New York City time, on Tuesday, February 23, 2010, unless the Offers are extended or earlier terminated by the Company. The Company retains the right to extend or terminate the Offers in its sole and absolute discretion. If the Company extends the Offers, it will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date and will delay the acceptance of any Securities that have been tendered. See "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

Purchase Prices	The cash purchase price offered for the 3.0% Notes validly tendered and not validly withdrawn pursuant to the Offer per $1,000 principal amount is $1,000.
The cash purchase price offered for the 4.875% Notes validly tendered and not validly withdrawn pursuant to the Offer per $1,000 principal amount is $1,000.

Source of Funds

The Company intends to fund the Offers with cash, currently held in a collateral account, raised from the prior sale and issuance of its 9.25% Senior Secured Second Lien Notes due 2017 (the "Second Lien Notes"). The Offers are not subject to any financing condition. Assuming that 100.0% of the Securities outstanding as of January 25, 2010 are accepted for payment by the Company pursuant to the Offers, we estimate that the Company will pay approximately $64.7 million to repurchase the Securities pursuant to the Offers, excluding accrued interest and other fees and expenses of the Company incurred in connection with the Offers and the financing therefor. See "The Offers—Source of Funds" and "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

Payment of Interest

Tendering Holders of the Securities that are accepted for payment will also receive accrued and unpaid interest on such Securities from the last interest payment date to, but excluding, the Settlement Date.

Settlement Date	Payments will be made as promptly as practicable after the Expiration Date, which is expected to be the second New York City business day after the Expiration Date.
Withdrawal Rights

Except to the extent required by applicable law or as provided herein, Securities tendered on or prior to the Expiration Date may only be withdrawn, in writing, on or prior to the Expiration Date or if we have not accepted them for purchase prior to March 23, 2010. In the event of a timely and valid withdrawal of a tender, all the Securities subject to such withdrawal will be promptly returned to the withdrawing Holders. See "The Offers—Withdrawal of Tenders."

Untendered or Unpurchased Securities

Securities not tendered or otherwise not purchased pursuant to the Offers will remain outstanding immediately after the completion of the Offers. If the Offers are consummated, the aggregate principal amount of Securities that remain outstanding will be reduced. This reduction may adversely affect the liquidity of and, consequently, the market price for the Securities that remain outstanding after consummation of the Offers. See "The Offers—Market and Trading Information for the Securities."

How to Tender Securities

If you beneficially own Securities through an account maintained by a broker, dealer, commercial bank, depository, trust company or other DTC participant, you should contact your DTC participant promptly and instruct it to tender such Securities on your behalf.

If you are a DTC participant, you may tender by either:
• transmitting to the Depositary a properly completed Letter of Transmittal on or prior to the Expiration Date; or
• transmitting an Agent's Message (as defined below) through ATOP of DTC.

See "The Offers—Procedure for Tendering Securities."
Conditions of the Offers

Notwithstanding any other provision of either Offer, the Company's obligation to accept for payment, and pay for, any Securities validly tendered and not validly withdrawn pursuant to either Offer is conditioned on the satisfaction of the General Conditions set forth in this Offer to Purchase. The Offers are not subject to any financing condition or minimum tender condition. See "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

Certain Considerations	For a discussion of certain considerations relevant to the Offers, see "Certain Considerations."
Certain U.S. Federal Income Tax Considerations

For a summary of certain U.S. federal income tax considerations in connection with the Offers, see "Certain U.S. Federal Income Tax Considerations." You should consult your own tax advisor about the tax consequences of the Offers as they apply to your individual circumstances.

Brokerage Commissions

No brokerage commissions are payable by Holders to the Information Agent or the Depositary. Holders whose Securities are held by a nominee should contact such nominee to determine whether a fee will be charged for tendering Securities pursuant to the Offers.

Information Agent	MacKenzie Partners, Inc.
Depositary	U.S. Bank National Association
Further Information

Questions may be directed to the Company or the Information Agent, and additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained by contacting the Information Agent, each at its respective telephone number and address set forth on the back cover of this Offer to Purchase.

 WHERE YOU CAN FIND MORE INFORMATION

        Sinclair is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual, quarterly and current reports, proxy and information statements and other information with the Commission. Sinclair's filings can be inspected and copied at prescribed rates at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a website at www.sec.gov that contains Sinclair's filings. Sinclair maintains a website at www.sbgi.net. The information contained in, or otherwise accessible through, Sinclair's website is not a part of and is not incorporated by reference into this Offer to Purchase.

        We have filed with the Commission a Tender Offer Statement on Schedule TO-I (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offers. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company is "incorporating by reference" the information Sinclair files with the Commission into this Offer to Purchase, which means that the Company is disclosing important information to you by referring to other documents filed separately by Sinclair with the Commission. The Company incorporates by reference into this Offer to Purchase the documents listed below (other than any portions of which are deemed furnished and not filed), which Sinclair has filed with the Commission:

  •
  Sinclair's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 4, 2009;

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  Sinclair's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 11, 2009;

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  Sinclair's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the Commission on August 7, 2009;

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  Sinclair's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the Commission on November 6, 2009;

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  Sinclair's Current Report on Form 8-K, filed with the Commission on October 29, 2009;

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  Sinclair's Current Report on Form 8-K, filed with the Commission on October 13, 2009;

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  Sinclair's Current Report on Form 8-K, filed with the Commission on October 8, 2009;

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  Sinclair's Current Report on Form 8-K, filed with the Commission on July 10, 2009;

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  Sinclair's Current Report on Form 8-K, filed with the Commission on March 6, 2009, as amended on Form 8-K/A, filed with the Commission on March 10, 2009;

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  Sinclair's Current Report on Form 8-K, filed with the Commission on March 6, 2009; and

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  Sinclair's Definitive Proxy Statement, dated April 20, 2009, filed with the Commission on April 20, 2009.

        Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

        Any statement contained in a document incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this Offer to Purchase.

        The Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent at its address set forth on the back cover of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this Offer to Purchase constitute forward-looking statements. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from those we anticipate or project, such as the following:

General risks

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  the impact of changes in national and regional economies including the possibility of an extended recession and freezing of the credit markets;

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  the activities of Sinclair's competitors;

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  terrorist acts of violence or war and other geopolitical events;

Industry risks

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  the business conditions of Sinclair's advertisers particularly in the automotive and service industries;

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  competition with other broadcast television stations, radio stations, multi-channel video programming distributors (each, an "MVPD") and internet and broadband content providers serving in the same markets;

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  labor disputes and legislation and other union activity;

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  availability and cost of programming;

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  the effects of governmental regulation of broadcasting or changes in those regulations and court actions interpreting those regulations, including ownership regulations, indecency regulations, retransmission regulations and political or other advertising restrictions and regulations, such as the restrictions and regulations which may be imposed as a result of the current controversy surrounding pharmaceutical advertising;

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  the continued viability of networks and syndicators that provide Sinclair with programming content;

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  the impact of the June 12, 2009 mandatory transition from analog to digital over-the-air broadcasting on television ratings;

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  the broadcasting community's ability to develop a viable mobile digital television strategy and platform and the consumer demand for mobile television;

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  competition related to the potential implementation of regulations requiring MVPDs to carry low power television stations' programming;

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  the operation of low power devices in the broadcast spectrum, which could cause harmful interference to Sinclair's broadcast signals;

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  the effects of new ratings technologies, including "people meters," and the ability of such technologies to be a reliable standard that can be used by advertisers;

Risks specific to Sinclair

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  the effectiveness of Sinclair's management;

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  Sinclair's ability to attract and maintain local and national advertising;

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  Sinclair's ability to successfully renegotiate retransmission consent agreements;

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  Sinclair's ability to renew its FCC licenses;

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  Sinclair's ability to maintain its affiliation agreements with its networks and at renewal, to successfully negotiate these agreements with favorable terms, including its ABC agreement which was due to expire December 31, 2009 and was extended for a month;

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  the impact of reverse network compensation payments made by Sinclair to networks pursuant to its affiliation agreements requiring compensation for network programming and the resulting negative effect on Sinclair's operating results;

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  the popularity of syndicated programming Sinclair purchases and network programming that Sinclair airs;

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  the strength of ratings for Sinclair's local news broadcasts, including its news sharing arrangements;

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  changes in the makeup of the population in the areas where Sinclair's stations are located;

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  the success of Sinclair's multi-channel broadcasting initiatives strategy execution including mobile digital television; and

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  the results of prior year tax audits by taxing authorities.

        For further discussion of factors that could materially affect the outcome of any forward-looking statements and Sinclair's future results and financial condition, see the section entitled "Risk Factors" in each of Sinclair's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 4, 2009, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, filed with the Commission on May 11, 2009, and June 30, 2009, filed with the

Commission on August 7, 2009, as well as "Item 8.01—Other Information" of Sinclair's Current Reports on Form 8-K, filed with the Commission on July 10, 2009 and October 13, 2009.

        You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of us or Sinclair are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect subsequent events or circumstances or to reflect the occurrence of unanticipated events, except as required by law. You should, however, review the factors and risks we describe in the reports Sinclair files from time to time with the Commission. The factors and risks described in such reports are those believed to be the principal factors and risks that could affect Sinclair, its business or industry, and which could materially and adversely affect Sinclair's financial condition and results of operation. However, additional factors and risks not currently known to Sinclair or that Sinclair currently deems immaterial may materially and adversely affect its financial condition and future results.

 THE OFFERS

The Company

        We are the operating subsidiary of Sinclair Broadcast Group, Inc., or Sinclair, one of the largest and most diversified television broadcasting companies in the United States, which reaches approximately 22% of U.S. television households through its television group and is affiliated with all major networks. Sinclair currently owns, provides programming and operating services through LMAs and provides, or is provided, sales services pursuant to outsourcing agreements to 58 television stations in 35 markets.

        Sinclair has a mid-size market focus and 43 of its 58 stations were located in television designated market areas (each, a "DMA") that rank between the 13th and 75th largest in the United States. Its television station group is diverse in network affiliation: FOX (20 stations); MyNetworkTV (17 stations); ABC (9 stations); The CW (9 stations); CBS (2 stations) and NBC (1 station).

        Sinclair broadcasts free over-the-air programming to television viewing audiences in the communities it serves through its local television stations. The programming that Sinclair provides consists of network provided programs, news produced locally, local sporting events and syndicated entertainment programs. Sinclair provides network produced programming, which it broadcasts pursuant to its agreements with the network with which the stations are affiliated. Sinclair produces news at 18 stations in 12 markets, including two stations where it produces news pursuant to a local news sharing arrangement with a competitive station in that market. Sinclair has 14 stations which have local news sharing arrangements with a competitive station in that market that produces the news aired on Sinclair's station. Sinclair provides live local sporting events on many of its stations by acquiring the local television broadcast rights for these events. Additionally, Sinclair purchases and barters for popular syndicated programming from third parties.

        Sinclair's primary source of revenue is the sale of commercial inventory on its television stations to its advertising customers. Its objective is to meet the needs of its advertising customers by delivering significant audiences in key demographics. Its strategy is to achieve this objective by providing quality local news programming and popular network and syndicated programs to our viewing audience. Sinclair attracts its national television advertisers through a single national marketing representation firm which has offices in New York City, Los Angeles, Chicago and Atlanta. Sinclair's local television advertisers are attracted through the use of a local sales force at each of our television stations, which is comprised of over approximately 312 account executives company-wide.

        Sinclair is a Maryland corporation formed in 1986 and the Company is a Maryland corporation formed in 2003. The principal offices for Sinclair and the Company are located at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. The telephone number for Sinclair and the Company is (410) 568-1500 and Sinclair's website address is www.sbgi.net. The information contained in, or otherwise accessible through, Sinclair's website is not a part of and is not incorporated by reference into this Offer to Purchase.

Description of the Securities

        The following description of the Securities and any other description of the Securities contained in this Offer to Purchase, the Letter of Transmittal or in any document related to the Offers are qualified in their entirety by reference to the applicable Indenture governing the Securities. Each Indenture is governed by the Trust Indenture Act of 1939 and copies of each Indenture are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

3.0% Notes.

        The 3.0% Notes were issued under a Senior Indenture, dated as of May 10, 2007, between Sinclair and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of May 10, 2007 (the "3.0% Notes Indenture"). The 3.0% Notes bear cash interest at an annual rate of 3.0% from the issue date through maturity and mature on May 15, 2027. If any of the conditions described below is met, the 3.0% Notes are convertible into cash and, in certain circumstances, shares of Sinclair's Class A common stock, par value $0.01 per share ("Class A Common Stock"). If the 3.0% Notes are converted into Class A Common Stock prior to maturity, the initial conversion price is $20.43 per share, subject to adjustment, which is equal to an initial conversion rate of approximately 48.9476 shares of Class A Common Stock per $1,000 principal amount of the 3.0% Notes. As of the date of this Offer to Purchase, the 3.0% Notes were rated CCC+ by Standard & Poor's Rating Services ("S&P") and Caa1 by Moody's Investor Services ("Moody's"), which rating reflects the rating of the 4.875% Notes as the 3.0% Notes have not been independently rated by Moody's.

        The 3.0% Notes may be surrendered for conversion at any time on or before November 15, 2026:

  •
  during any calendar quarter commencing after the date of original issuance of the 3.0% Notes, if the closing sale price of Sinclair's Class A Common Stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs, is more than 130.0% of the conversion price in effect on that last trading day;

  •
  during the ten consecutive trading day period following any five consecutive trading day period in which the trading price for the 3.0% Notes for each such trading day was less than 95.0% of the closing sale price of Sinclair's Class A Common Stock on such date multiplied by the then current conversion rate;

  •
  if the 3.0% Notes have been called for redemption by Sinclair;

  •
  if Sinclair makes certain significant distributions to its Class A Common Stock shareholders; or

  •
  if certain fundamental changes occur, including but not limited to, Sinclair entering into specified corporate transactions (such as a merger or consolidation, liquidation or dissolution), a significant change in its Board of Directors or its Class A Common Stock ceasing to be listed on the NASDAQ Global Select Market and not being listed for trading on another U.S. national or regional securities exchange.

        The 3.0% Notes may be surrendered for conversion after November 15, 2026, and at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

        Upon the occurrence of a fundamental change, as described above, holders of the 3.0% Notes may require Sinclair to repurchase for cash all or part of their 3.0% Notes at a repurchase price equal to 100.0% of the principal amount plus accrued and unpaid interest (including contingent cash interest) to, but excluding, the repurchase date. Holders of the 3.0% Notes will also have the right to require Sinclair to repurchase their 3.0% Notes for cash on May 15, 2010, May 15, 2017 and May 15, 2022, or any other such date to be determined by Sinclair at a repurchase price payable in cash equal to the aggregate principal amount plus accrued and unpaid interest (including contingent cash interest), if any, through the repurchase date. The 3.0% Notes require Sinclair to settle the principal amount in cash and the conversion spread in cash or net shares at Sinclair's option.

        Sinclair is required to pay contingent cash interest to the holders of the 3.0% Notes during any six-month period from May 15 to November 14 and from November 15 to May 14, commencing with the period beginning May 20, 2010 if the average note price (as determined in accordance with the

3.0% Notes Indenture) for the applicable five trading day period equals 120.0% or more of the principal amount of such notes and in certain other circumstances. The amount of contingent cash interest payable per note in respect of any six-month period will equal 0.375% per year of the average note price for the applicable five trading day period.

        The 3.0% Notes may not be redeemed prior to May 20, 2010 and may thereafter be redeemed by Sinclair at par.

        As of January 25, 2010, $27.7 million aggregate principal amount of the 3.0% Notes was outstanding. Interest expense for the 3.0% Notes was $13.4 million for the nine months ended September 30, 2009 and was $20.3 million and $13.0 million for the years ended December 31, 2008 and 2007, respectively.

4.875% Notes.

        The 4.875% Notes were issued under an Indenture, dated as of May 20, 2003 (the "4.875% Notes Indenture" and, together with the 3.0% Notes Indenture, the "Indentures" and each an "Indenture"), between Sinclair and the Trustee (as successor trustee to Wachovia Bank, National Association). The 4.875% Notes mature on July 15, 2018. Under certain circumstances, the 4.875% Notes are convertible into Class A Common Stock at an initial conversion price of $22.37 per share until March 31, 2011, at which time the conversion price increases quarterly until it reaches $28.07 per share on July 15, 2018. On June 16, 2009 Moody's reduced the rating of the 4.875% Notes down two ratings notches to Caa2 from B3. As a result, the 4.875% Notes became convertible at the option of the Holders into 44.7015 shares of Class A Common Stock per $1,000 principal amount of the 4.875% Notes. As of the date of this Offer to Purchase, the 4.875% notes were rated Caa1 by Moody's and CCC+ by S&P, which rating reflects the rating of the 3.0% Notes as the 4.875% Notes have not been independently rated by S&P.

        In addition, the 4.875% Notes have the following characteristics:

  •
  Holders of the 4.875% Notes have the right to require Sinclair to repurchase the 4.875% Notes on January 15, 2011 at a repurchase price payable in cash equal to the aggregate principal amount plus accrued and unpaid interest (including contingent cash interest) to, but excluding, the repurchase date;

  •
  the 4.875% Notes bear cash interest at an annual rate of 4.875% until January 15, 2011 and bear cash interest at an annual rate of 2.0% from January 15, 2011 through maturity;

  •
  the principal amount of the 4.875% Notes will accrete to 125.66% of the original par amount from January 15, 2011 to maturity so that when combined with the cash interest, the yield to maturity of the 4.875% Notes will be 4.875% per year; and

  •
  under certain circumstances, Sinclair will pay contingent cash interest to the holders of the 4.875% Notes during any six month period from January 15 to July 14 and from July 15 to January 14, commencing with the six month period beginning January 15, 2011.

        Upon the occurrence of a certain fundamental change, including, but not limited to, Sinclair entering into specified corporate transactions (such as a merger or consolidation, liquidation or dissolution), a significant change in its Board of Directors or its Class A Common Stock ceasing to be listed on the NASDAQ Global Select Market and not being listed for trading on another U.S. national or regional securities exchange, holders of the 4.875% Notes may require Sinclair to repurchase for cash all or part of their 4.875% Notes at a repurchase price equal to 100.0% of the principal amount plus accrued and unpaid interest (including contingent cash interest).

        As of January 25, 2010, $37.0 million aggregate principal amount of the 4.875% Notes was outstanding. Interest expense for the 4.875% Notes was $5.2 million for the nine months ended

September 30, 2009 and was $7.3 million for each of the years ended December 31, 2008, 2007 and 2006.

Purpose of the Offers

        On the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal, the Company is making the Offers for any and all of the outstanding Securities.

        Any Securities acquired in the Offers will be cancelled and will no longer be outstanding. Any Securities that remain outstanding after the Offers will continue to be Sinclair's obligations. Holders of those outstanding Securities will continue to have all the rights associated with those Securities and we are not seeking any amendments to the Indentures governing the Securities in connection with the Offers.

        In May 2010, Holders of the outstanding 3.0% Notes may require Sinclair to repurchase all or a portion of the 3.0% Notes at a price in cash equal to 100.0% of the principal amount of the 3.0% Notes, plus any accrued and unpaid interest through the repurchase date. In January 2011, Holders of the outstanding 4.875% Notes may require Sinclair to repurchase all or a portion of the 4.875% Notes at a price in cash equal to 100.0% of the principal amount of the 4.875% Notes, plus any accrued and unpaid interest to, but excluding, the repurchase date.

        We are making the Offers at this time voluntarily in order to allow for the repurchase of the Securities in an orderly manner in advance of any mandatory repurchases that would be required as a result of the potential exercise by the Holders of their respective put rights. Further, repurchasing the Securities pursuant to the Offers will allow us to save cash that would otherwise be used to pay interest currently accruing on the Securities and reduce our indebtedness.

Purchase Price

        The purchase price offered hereby for the 3.0% Notes and the 4.875% Notes is $1,000 and $1,000, respectively, per $1,000 in principal amount of the respective series of Securities, in cash, in each case only for such Securities that are validly tendered, not validly withdrawn and accepted for payment. We reserve the right to amend the terms and conditions of the Offers, including the purchase price, in our sole and absolute discretion. Tendering Holders of Securities that are accepted for payment will also receive accrued and unpaid interest on such Securities from the last interest payment date to, but excluding, the Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary or DTC.

Source of Funds

        The Company intends to fund the Offers primarily with cash, currently held in a collateral account, raised from the prior sale and issuance of the Second Lien Notes. As of January 25, 2010, $27.7 million aggregate principal amount of the 3.0% Notes was outstanding and $37.0 million aggregate principal amount of the 4.875% Notes was outstanding. Assuming that 100% of the Securities that are outstanding as of January 25, 2010 are accepted for payment by the Company pursuant to the Offers, we estimate that the Company will pay approximately $64.7 million to repurchase the Securities pursuant to the Offers, excluding accrued interest and other fees and expenses of the Company incurred in connection with the Offers and the financing therefor.

Conditions of the Offers; Extension; Amendment; Termination

        Notwithstanding any other provision of either Offer, the Company's obligation to accept for payment, and pay for, any Securities validly tendered and not validly withdrawn pursuant to either Offer is conditioned on the satisfaction of the General Conditions set forth below. The Offers are not subject to any financing condition or minimum tender condition.

General Conditions.

        For purposes of the foregoing provision, all of the "General Conditions" shall be deemed to be satisfied on the applicable Expiration Date, unless any of the following conditions shall occur after the date of this Offer to Purchase and prior to the applicable Expiration Date:

  (a)
  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the judgment of the Company, either (i) would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offers (including any such event that would make the Offers illegal) or otherwise adversely affect the Offers in any material respect or (ii) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

  (b)
  the occurrence or likely occurrence of any event affecting the business or financial affairs of the Company that, in the judgment of the Company, either (i) would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offers (including any such event that would make the Offers illegal) or otherwise adversely affect the Offers in any material respect or (ii) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

  (c)
  an objection of the Trustee under either of the Indentures in any respect to or any action taken by the Trustee under either of the Indentures that could, in the judgment of the Company, adversely affect the consummation of the Offers or any action taken by the Trustee under either of the Indentures that challenges the validity or effectiveness of the procedures used by the Company in the making of the Offers or the acceptance of, or payment for, the Securities;

  (d)
  any action or proceeding is instituted or pending before or by any court, arbitral body or forum, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offers, that, in the judgment of the Company, either (i) would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offers (including any such event that would make the Offers illegal) or otherwise adversely affect the Offers in any material respect or (ii) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

  (e)
  at any time on or after the date of this Offer to Purchase, the occurrence of (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or market in the United States or abroad, including, without limitation, the over-the-counter market, for a period in excess of three hours, (ii) a material impairment in the trading market for debt securities in the United States or abroad, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the Company's judgment, might materially adversely affect the extension of credit by banks or other lending institutions, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States or the commencement or declaration of a war or armed hostilities, including, without limitation, acts of domestic or international terrorism, constituting a national or international calamity, directly or indirectly involving the United States or any country in which the Company or any of its subsidiaries conducts its business, (vi) a material change in United States currency exchange rates or a suspension of, or limitation on, the markets for U.S.

    dollars, (vii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase or (viii) any significant adverse change in the securities or financial markets in or the general political condition of the United States or abroad; or

  (f)
  in the case of any of the foregoing, as set forth in paragraphs (a) through (e) above, existing on the date of this Offer to Purchase, a material acceleration or worsening thereof.

        The foregoing General Conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time on or prior to the Expiration Date, in its sole and absolute discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. If any condition to the Offers is not satisfied or waived by the Company on or prior to the Expiration Date, the Company reserves the right (but shall not be obligated), subject to applicable law, to:

  (a)
  terminate the Offers and credit returned Securities to the account maintained at DTC from which such Securities were delivered after the termination of the Offers, unless other instructions were given by the Holder to the book-entry transfer facility;

  (b)
  waive all unsatisfied conditions and accept for payment and purchase all Securities that are validly tendered pursuant thereto (and not withdrawn) on or prior to such Expiration Date;

  (c)
  extend the Offers and retain the Securities that have been tendered pursuant thereto during the period for which the Offers are extended; or

  (d)
  amend the Offers.

        The Company also reserves the absolute right in its sole and absolute discretion to waive or amend any of the conditions of the Offers that it is legally permitted to waive or amend and waive any defect or irregularity in any tender or withdrawal of Securities of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition is waived with respect to any particular Holder of a certain series of the Securities, the same condition will be waived with respect to all Holders of such series of Securities. The Company's interpretation of the terms and conditions of the Offers, including the instructions in the Letter of Transmittal, will be final and binding. Any determination by us concerning the events described in the General Conditions above may only be challenged in a court of competent jurisdiction. A non-appealable decision with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons. All conditions will be satisfied or waived on or prior to the Expiration Date.

        The Company expressly reserves the right, at any time or from time to time, regardless of whether or not the conditions set forth above for the Offers shall have been satisfied, subject to applicable law, to extend the Expiration Date for the Offers or otherwise amend the terms of the Offers. Written notice of any such extension, amendment or termination will be given to the Depositary.

        There can be no assurance that the Company will exercise its right to extend the Expiration Date for the Offers. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through PR Newswire or Business Wire.

        If we materially change the terms of the Offers or the information concerning the Offers, or if we waive a material condition of the Offers, we will disseminate additional tender offer materials and extend the Offers to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act. If, prior to the Expiration Date, we should decide to decrease the aggregate principal amount of Securities being sought or to change the amount of consideration being offered in the Offers, such decrease in the aggregate principal amount of Securities being sought or change in the amount of consideration being offered will be applicable to all Holders whose Securities are accepted for payment pursuant to the Offers and, if at the time notice of any such decrease in the aggregate principal amount of Securities or change in the consideration being offered is first published, sent or given to holders of such Securities, the Offers are scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offers will be extended at least until the expiration of such ten business day period.

Expiration Date

        The Offers will expire at 12:00 midnight, New York City time, on Tuesday, February 23, 2010, unless the Offers are extended or earlier terminated, in which case the Expiration Date will be such date to which the Expiration Date is extended. The Company, in its sole and absolute discretion, may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Offers. If the Company extends the Expiration Date, it will delay the acceptance of any Securities tendered. To extend an Expiration Date, the Company will notify the Depositary and will make a public announcement thereof at or before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will state that the Company is extending the Expiration Date, as the case may be, for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Offers, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely press release through PR Newswire or Business Wire.

        The Company expressly reserves the right, subject to applicable law, to:

  •
  delay accepting any Securities that have been tendered, to extend the Offer period or to terminate the Offers and not accept Securities; and

  •
  amend, modify or waive at any time, or from time to time, the terms of the Offers in any respect, including waiver of any conditions to consummation of the Offers.

        If the Company exercises any such right, the Company will give written notice thereof to the Depositary and will make any applicable public announcement thereof as promptly as practicable.

Procedure for Tendering Securities

        The outstanding Securities of each series are represented by a global certificate registered in the name of DTC or its nominee. DTC or its nominee is the only registered holder of the Securities. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the Securities only through DTC participants.

        The tender of the Securities by a Holder pursuant to the Offers and pursuant to any of the procedures described below (subject to the right to withdraw tendered securities, see "—Withdrawal of Tenders") will constitute a binding agreement between such Holder and the Company with respect to the Offers upon subsequent acceptance of such tender by the Company, in accordance with the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. Such Holder shall be subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal regardless of whether such Holder is required to complete and submit the Letter of Transmittal. Unless the Securities are validly tendered on or prior to the Expiration Date in accordance with one of the methods described in this Offer to Purchase, the Company may, at its option, treat any such attempted tender as defective and payment for the Securities may be withheld or the Company may request the Holder of such Securities to cure such defect within the time period it determines. See "—Conditions of the Offers; Extension; Amendment; Termination" for more information.

How to tender if you are a beneficial owner but not a DTC participant.

        If you beneficially own Securities through an account maintained by a broker, dealer, commercial bank, depository, trust company or other DTC participant and you desire to tender any or all of the Securities you beneficially own, you should contact your DTC participant promptly and instruct it to tender such Securities on your behalf.

How to tender if you are a DTC participant.

        To participate in the offer, a DTC participant must:

  •
  transmit an Agent's Message through ATOP of DTC; or

  •
  (i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail or deliver the Letter of Transmittal or facsimile thereof to the Depositary on or prior to the Expiration Date.

        In addition, the Depositary must receive, on or prior to the Expiration Date, a timely confirmation of book-entry transfer of such Securities into the Depositary's account at DTC according to the procedure for book-entry transfer described below and the Letter of Transmittal and other documents required by the Letter of Transmittal.

        If a DTC participant chooses to accept the Offers by delivery of a Letter of Transmittal, in order for such Offers to be validly accepted the Depositary must receive delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Purchase and the front cover of the Letter of Transmittal on or prior to the Expiration Date.

Signatures and signature guarantees.

        If you are using a Letter of Transmittal, then except as provided below, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (each such entity, a "Medallion Signature Guarantor"). Signature guarantees are not required, however, if the Securities are tendered for the account of an Eligible Institution.

Tendering through DTC's ATOP.

        The Depositary and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's ATOP to accept the Offers. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, transmit an acceptance of the offer electronically. DTC participants may do so by causing DTC to transfer the

Securities to the Depositary in accordance with its procedures for transfer. DTC will then send an Agent's Message to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a DTC participant in ATOP that it is tendering Securities that are the subject of such book-entry confirmation and are held through DTC;

  •
  such DTC participant has received and agrees to be bound by the terms of the applicable Offer, as set forth in this Offer to Purchase and the Letter of Transmittal; and

  •
  the agreement may be enforced by the Company against such DTC participant.

        The Depositary's confirmation of an Agent's Message and the transfer of Securities into the Depositary's account at DTC form a "Book-Entry Confirmation" pursuant to the ATOP procedures.

        Holders desiring to tender their Securities on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and deemed not validly tendered.

Risk of delivery.

        The method of delivery of Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering the Securities and Letters of Transmittal or transmitting an Agent's Message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary at or prior to such time. Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. You should not send the Letter of Transmittal to the Company.

Representations, Warranties and Undertakings.

        By tendering Securities pursuant to this Offer to Purchase, the Holder is deemed to represent, warrant and undertake to the Company, Sinclair and the Depositary that:

            (i)  the tendering Holder has received and reviewed this Offer to Purchase and the Letter of Transmittal and considered all the information contained herein or incorporated herein by reference;

           (ii)  in evaluating the Offers and in making its decision whether to participate in the Offers and tender its Securities, the tendering Holder has made its own independent appraisal of the matters referred to in this Offer to Purchase, the Letter of Transmittal and any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by the Company, Sinclair or its affiliates, the Information Agent or the Depositary that is not contained in this Offer to Purchase, the Letter of Transmittal or any related documents, as amended or supplemented through the Expiration Date;

          (iii)  the Securities are at the time of acceptance, and will continue to be until the payment on the Settlement Date or the termination or withdrawal of the Offers, or, in the case of Securities in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by the tendering Holder;

          (iv)  the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

           (v)  the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Securities;

          (vi)  the Securities will, on the Settlement Date, be transferred by such tendering Holder to the Company, and the Company will acquire good, indefeasible and unencumbered title thereto, with full title guarantee free from all liens, restrictions, charges, interests and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto;

         (vii)  the tendering Holder will not sell, pledge, hypothecate or otherwise encumber or transfer any of the Securities tendered thereby from the date such Securities are tendered, and any such sale, pledge, hypothecation or encumbrance or transfer will be null and void and such Holder will be solely liable for any claims arising out of such a transaction after tendering the Securities; and

        (viii)  the tendering Holder will, upon request, execute and deliver any documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities tendered.

        By tendering Securities as set forth above, and subject to and effective upon acceptance for purchase of, and payment for, the Securities tendered therewith, a tendering Holder (i) irrevocably sells, assigns and transfers to, or upon the order of, us all right, title and interest in and to all the Securities tendered thereby subject to and effective upon acceptance for purchase of, and payment for, the Securities of each series tendered, (ii) waives any and all other rights with respect to the Securities (including, without limitation, the tendering Holder's waiver of any existing or past defaults and their consequences in respect of the Securities and the Indenture under which the Securities were issued), (iii) releases and discharges Sinclair and its affiliates from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities, to participate in any redemption or defeasance of the Securities or to any of the benefits under the Indenture, pursuant to which the Securities were issued and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) present such Securities and all evidences of transfer and authenticity to, or transfer ownership of such Securities on the account books maintained by DTC to, or upon the order of, the Company, (b) present such Securities for transfer of ownership on the books of Sinclair, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Depositary will have no rights to, or control over, funds from us, except as agent for the tendering Holders, for the payment of Securities tendered pursuant to the Offers and any accrued interest, as determined pursuant to the terms of these Offers, on any tendered Securities that are purchased by the Company).

        By tendering Securities pursuant to the Offers, the Holder will be deemed to have agreed that the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Depositary, until receipt by the Depositary of a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company, or in the case of Securities tendered through DTC's ATOP, receipt by DTC of a properly transmitted Agent's Message.

        The representations, warranties and undertakings above of a tendering Holder will be deemed to be repeated and reconfirmed on and as of the date the Securities are tendered, the Expiration Date and the Settlement Date.

General.

        The acceptance of the Offers by one of the procedures set forth above will constitute a binding agreement between the tendering Holder and the Company in accordance with the terms and subject to the conditions of the Offers.

        There are no guaranteed delivery provisions provided by the Company in conjunction with the Offers. Holders must tender their Securities in accordance with the procedures set forth under "—Procedure for Tendering Securities."

        All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Securities will be determined by the Company in its sole and absolute discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Securities or notices of withdrawal that it determines are not in proper form or for which the acceptance for payment or payment or observance of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole and absolute discretion to waive or amend any of the conditions of the Offers that it is legally permitted to waive and amend and waive any defect or irregularity in any tender or withdrawal of Securities of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition is waived with respect to any particular Holder of a certain series of the Securities, the same condition will be waived with respect to all Holders of such series. The Company's interpretation of the terms and conditions of the Offers, including the instructions in the Letter of Transmittal, will be final and binding. None of the Company, Sinclair, the Depositary or the Information Agent will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.

Withdrawal of Tenders

        The Securities tendered pursuant to the Offers may be withdrawn at any time on or prior to the Expiration Date or if we have not accepted them for purchase prior to March 23, 2010, but no consideration shall be payable in respect of such Securities so withdrawn.

        For a withdrawal of a tender of Securities to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the Expiration Date by mail, fax or hand delivery or by a properly transmitted "Request Message" from DTC through ATOP. Any such notice of withdrawal must:

  •
  specify the name of the Holder who tendered the Securities to be withdrawn and, if different, the name of the record holder of such Securities (or, in the case of Securities tendered by book-entry transfer, the name of the participant for whose account such Securities were tendered and such participant's account number at DTC to be credited with the withdrawn Securities);

  •
  contain a description of the Securities to be withdrawn and the aggregate principal amount represented by such Securities; and

  •
  be signed by the Holder of such Securities in the same manner as the original signature on any Letter of Transmittal, including any required signature guarantees (or, in the case of Securities tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant's name is listed on the applicable Agent's Message), or be accompanied by (1) documents of transfer sufficient to have the Depositary register the transfer of the Securities into the name of the person withdrawing such tender of the Securities and (2) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder.

        The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Securities have been tendered for the account of an Eligible Institution. If certificates for the Securities to be withdrawn have been delivered or have been otherwise identified to the Depositary pursuant to a book-entry transfer, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release, for any certificated Securities, is not yet effected.

        Withdrawal of tenders of Securities may not be rescinded, and any tender of Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offers. Properly withdrawn Securities may, however, be retendered by again following one of the procedures described in "—Procedure for Tendering Securities" above at any time on or prior to the Expiration Date.

        Withdrawals of Securities can only be accomplished in accordance with the foregoing procedures. All questions as to the form and validity of any notice of withdrawal will be determined by the Company in its sole and absolute discretion, and its determination will be final and binding.

        Any Securities that have been tendered pursuant to the Offers but that are not purchased will be returned to the Holder thereof at the Company's expense promptly following the earlier to occur of the Expiration Date and the date on which the Offers is terminated without any Securities being purchased thereunder.

        None of the Company, Sinclair, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

Acceptance for Payment and Payment; Return of Unpurchased Securities

        Upon the terms and subject to the conditions of the Offers, the Company will accept for payment and thereby purchase, all Securities that are validly tendered pursuant to such Offers and not validly withdrawn on or prior to the Expiration Date. For purposes of the Offers, the Company will be deemed to have accepted for payment tendered Securities if, as and when the Company gives written notice to the Depositary of its acceptance for payment of such Securities for purchase pursuant to the Offers. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering Holders. Thus, the Company will pay for Securities accepted for payment pursuant to the Offers by depositing same-day funds with the Depositary or, upon its instructions, with DTC, on the Settlement Date. Tendering Holders should indicate to the book-entry transfer facility the name and address to which payment of the cash consideration is to be sent, if different from the name and address of the person transmitting such acceptance through ATOP. Under no circumstances will any additional interest be payable by the Company because of any delay in the transmission of funds from the Depositary or DTC to the tendering Holders or otherwise.

        Tenders of Securities will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

        If the Company is delayed in its acceptance for purchase of, or payment for any Securities or is unable to accept for purchase or pay for any Securities pursuant to the Offers for any reason, then, without prejudice to the Company's rights hereunder, tendered Securities may be retained by the Depositary on behalf of the Company and such Securities may not be withdrawn (subject to applicable law, including Rule 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Securities deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offers, and Rule 13e-4(f)(2), which requires the Company to allow Holders to withdraw tenders of Securities that are not accepted for payment after the expiration of forty business days from the commencement of the Offers).

        With respect to tendered Securities that are to be returned to Holders, such Securities will be credited to the account maintained at DTC from which such Securities were delivered after the expiration or termination of the Offers, unless other instructions were given by the Holder to the book-entry transfer facility.

        The Company expressly reserves the right, in its sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for payment of, or payment for, Securities in order to comply, in whole or in part, with any applicable law. See "The Offers—Conditions of the Offers; Extension; Amendment; Termination" below. In all cases, payment by the Depositary to Holders of Securities accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of (a) timely confirmation of a DTC transfer of such Securities into the Depositary's account at DTC pursuant to the procedures set forth under "—Procedure for Tendering Securities," (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent's Message and (c) any other documents required by the Letter of Transmittal.

        Tendering Holders will not be obligated to pay brokerage fees or commissions to the Information Agent, the Depositary or the Company. Holders whose Securities are held by a nominee should contact such nominee to determine whether a fee will be charged by such nominee for tendering Securities pursuant to the Offers.

Additional Terms of the Offers

  •
  All communications, payments, notices, certificates, or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder's own risk.

  •
  By submitting a valid electronic acceptance instruction or Letter of Transmittal, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in "—Procedure for Tendering Securities—Representations, Warranties and Undertakings."

  •
  All acceptances of tendered Securities to the Company shall be deemed to be made on the terms set out in this Offer to Purchase and the Letter of Transmittal (and shall be deemed to be given in writing even if submitted electronically).

  •
  The Company may in its sole and absolute discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

  •
  Unless waived by the Company, any irregularities in connection with tenders of such Securities must be cured within such time as the Company shall determine. None of the Company, Sinclair, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in such tenders of such Securities, nor will any of such entities incur any liability for failure to give such notifications. Tenders of such Securities may be deemed not to have been made until such irregularities have been cured or waived.

  •
  None of the Company, Sinclair or the Depositary shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

  •
  Any rights or claims which a Holder may have against the Company or Sinclair in respect of any tendered Securities or the Offers shall be extinguished or otherwise released upon the payment to such Holder of the consideration for the tendered Securities and any accrued interest, as determined pursuant to the terms of these Offers, for such Securities.

  •
  Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or notice to the Depositary.

  •
  There are no appraisal or similar statutory rights available to the Holders in connection with the Offers.

  •
  The contract constituted by the Company's acceptance for payment in accordance with the terms of this Offer to Purchase and the Letter of Transmittal of all Securities validly tendered (or defectively tendered, if such defect(s) has been waived by the Company) shall be governed by, and construed in accordance with the law of the State of New York.

        Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the Commission, which contains additional information with respect to the Offers. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offers and to report the final results of the Offers as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under "Where You Can Find More Information" in this Offer to Purchase.

 CERTAIN SIGNIFICANT CONSIDERATIONS

        You should carefully consider the following considerations, in addition to the other information described elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal, before deciding whether to tender Securities pursuant to the Offers.

No Recommendations Concerning the Offers

        Both our and Sinclair's board of directors have approved the Offers. However, none of the Company or Sinclair, including the board of directors and executive officers of each, the Depositary or the Information Agent makes any recommendation to any Holder whether to tender, or refrain from tendering, all or any portion of the principal of their Securities pursuant to the Offers and no one has been authorized by any of them to make any such recommendation. Holders must make their own decisions as to whether to tender the Securities, and, if so, the principal amount of Securities to tender.

Market and Trading Information for the Securities

        The Securities are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. Except for limited or sporadic quotations, there is no established trading market for the Securities and reliable market quotations for the Securities may not be available.

        To the extent that the Securities are purchased pursuant to the Offers, the trading market for each series of the Securities that remain outstanding will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Securities not tendered and/or accepted for payment may be affected adversely to the extent the amount of Securities purchased pursuant to the Offers reduces the float of the Securities. The reduced float may make the trading prices of the Securities more volatile. There can be no assurance that any trading market will exist for any of the Securities following the Offers. To the extent that a market continues to exist for each series of the Securities, such Securities may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of Sinclair and other factors. The extent of the public market for each series of the Securities following the consummation of the Offers will depend upon the number of Holders that remain at such time, the interest in maintaining such a trading market in each series of the Securities on the part of securities firms and other factors.

The Company and Sinclair Have Substantial Indebtedness

        Sinclair has a high level of debt, totaling $1,299.1 million at September 30, 2009, compared to the book value of Sinclair's shareholders' deficit of $143.3 million on the same date. Our debt, which includes our subsidiaries' debt, totaled $667.6 million as of September 30, 2009, of which Sinclair guaranteed principal amounts of $608.3 million. Even after the Offers are consummated, we and Sinclair will continue to have substantial indebtedness. Our and Sinclair's relatively high level of debt poses the following risks, particularly in periods of declining revenue:

  •
  make it more difficult for us and Sinclair to pay our and its debt, respectively, as such debt comes due, especially during general negative economic and market industry conditions;

  •
  the amount available for working capital, capital expenditures, dividends and other general corporate purposes may be limited because a significant portion of Sinclair's cash flow is used to pay principal and interest on outstanding debt;

  •
  lenders to us and Sinclair may not be as willing to lend additional amounts to each of us for future working capital needs, additional acquisitions or other purposes;

  •
  if our or Sinclair's cash flows were inadequate to make interest and principal payments, we or Sinclair might have to restructure or refinance our or its debt, respectively, or sell one or more of our or its stations, respectively, to reduce debt service obligations;

  •
  our or Sinclair's ability to finance working capital needs and general corporate purposes for the public and private markets, as well as the associated cost of funding is dependent, in part, by our or its credit ratings, respectively. As of the date of this Offer to Purchase, the credit ratings, as assigned by Moody's and S&P, were:

	Moody's	S&P
Senior Secured Credit Facilities under the Bank Credit Agreement	Ba2	BB-
Sinclair Corporate Credit	B2	B
Second Lien Notes	B2	B-
Senior Subordinated Notes	Caa1	CCC+
4.875% Notes and 3.0% Notes	Caa1(1)	CCC+(2)

      (1)
      The 3.0% Notes have not been rated by Moody's and this rating reflects the rating for the 4.875% Notes.
      (2)
      The 4.875% Notes have not been rated by S&P and this rating reflects the rating for the 3.0% Notes.

    The credit ratings set forth are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

  •
  we and Sinclair may be more vulnerable to adverse economic conditions than less leveraged competitors and thus, less able to withstand competitive pressures; and

  •
  of the $1,299.1 million of Sinclair's total debt outstanding as of September 30, 2009, $383.6 million relates to the Bank Credit Agreement. The interest rate under the Bank Credit Agreement is a floating rate and will increase if interest rates increase or if the leverage increases. This will reduce the funds available to repay our and Sinclair's obligations and for operations and future business opportunities and will make us and Sinclair more vulnerable to the consequences of each of our leveraged capital structure.

        Any of these events could reduce our or Sinclair's ability to generate cash available for investment, debt repayment, capital improvements or to respond to events that would enhance profitability.

Consummation of the Offers is Subject to Conditions

        Each of the conditions to the Offers is described in more detail in "The Offers—Conditions of the Offers; Extension; Amendment; Termination" above. There can be no assurance that such conditions will be met or waived or that, in the event the Offer is not consummated, the market value and liquidity of the Securities will not be materially and adversely affected.

Effect of Offers on Securities Not Tendered in the Offers; Purchase of Securities following Consummation of the Offers

        Securities not tendered and purchased in the Offers will remain outstanding. The terms and conditions governing the Securities, including the covenants and other protective provisions contained in the Indentures governing the Securities, will remain unchanged. No amendments to the Indentures are being sought in connection with the Offers.

        Subject to applicable law, following the consummation or termination of the Offers, we may purchase or repay any Securities not tendered in the Offers on terms that could be more favorable to Holders than the terms of the Offers. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Securities through cash purchases and/or exchanges for other securities of Sinclair, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offers. We also reserve the right to repay any Securities not tendered in the Offers after the Securities become redeemable or at maturity. In addition, Holders may, under circumstances provided for in the Indentures, require us to repurchase some or all of their Securities if a "Fundamental Change" (as defined in the Indentures) occurs, at a repurchase price equal to 100.0% of the principal amount of the Securities for the 3.0% Notes or at the Accreted Principal Price (as defined in the 4.875% Notes Indenture) for the 4.875% Notes, plus accrued and unpaid interest (and additional amounts, if any) to the repurchase date. If we repurchase or redeem Securities that are not tendered in the Offers on terms that are more favorable than the terms of the Offers, those Holders from whom we repurchased or redeemed Securities would be better off than those that participated in the Offers. There can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Securities, except as otherwise expressly required under the Indentures.

        Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Securities, other than in the Offers, until at least 10 business days after the Expiration Date.

No Independent Valuation of the Securities

        We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the consideration being paid in the Offers or the relative value of the Securities. If you tender your Securities, you may or may not receive more than or as much value as if you choose to keep them and there will be a reduction in the aggregate principal amount of debt owed to you and, in the event of a bankruptcy or liquidation proceeding, you may have a smaller claim than if you had retained your Securities.

Common Stock Market Price Information

        The Securities are convertible into Sinclair's Class A Common Stock, which is traded on the NASDAQ Global Select Market exchange under the trading symbol "SBGI." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for Sinclair's Class A Common Stock as reported on the NASDAQ Global Select Market exchange and the dividends paid on the Class A Common Stock during each quarter.

	High	Low	Dividends Declared per Share
2010
1st Quarter (through January 22, 2010)	$5.30	$4.08	$—
2009
4th Quarter	$5.29	$2.65	$—
3rd Quarter	$3.95	$0.85	$—
2nd Quarter	$2.20	$1.01	$—
1st Quarter	$3.99	$0.88	$—
2008
4th Quarter	$5.27	$1.97	$0.200
3rd Quarter	$7.80	$4.96	$0.200
2nd Quarter	$9.90	$7.60	$0.200
1st Quarter	$10.62	$7.78	$0.200

        On January 22, 2010 the last reported sales price of the Class A Common Stock on the NASDAQ Global Select Market exchange was $4.90 per share. As of January 22, 2010, there were approximately 47,869,669 shares of Class A Common Stock outstanding.

        HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A COMMON STOCK AND THE SECURITIES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFERS.

        The Holders of the Securities are not entitled to dividends. A Holder, upon conversion of its Securities, will be entitled to dividends, if any, made to holders of Sinclair's Class A Common Stock.

Other Actions Affecting the Securities

        The Company and its affiliates, including Sinclair, and their respective executive officers and directors, will be prohibited by Rules 13e-4 and 14e-5 under the Exchange Act, from purchasing any of the Securities outside of the Offers until at least the tenth business day after the expiration or termination of the Offers. Following that time, the Company and its affiliates, including Sinclair, expressly reserve the absolute right, in their sole discretion from time to time in the future, to purchase any of the Securities, whether or not any Securities are purchased pursuant to the Offers, through repurchase or redemption of the Securities pursuant to their terms, or through open market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, the Company or its affiliates, including Sinclair, will pursue. In addition, subject to Rules 13e-4 and 14e-5 under the Exchange Act, the Company and its affiliates may at any time, whether or not during the Offers and subject to market and other conditions, purchase securities other than the Securities, including any of their respective other series of notes outstanding, through repurchase or redemption, open-market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance or otherwise.

Certain Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit (including any Federal Communications Commission license or permit) that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Securities as contemplated in the Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our acquisition of Securities as contemplated by the Offers. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Securities tendered pursuant to the Offers pending the outcome of any such matter, subject to our right to decline to purchase Securities if any of the conditions have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of, or payment for, Securities tendered pursuant to the Offers pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Securities tendered. See "The Offers—Conditions of the Offers; Extension; Amendment; Termination."

 INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table lists the directors and executive officers of the Company and Sinclair. For each person listed below, the business address is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 and the business telephone number is (410) 568-1500.

        To the Company's knowledge, none of the directors, executive officers or affiliates of the Company and Sinclair beneficially own any of the Securities and, therefore, none of the Securities will be purchased from the Company or any such persons pursuant to the Offers.

THE COMPANY

Name	Position
Directors
David D. Smith	President and Chairman of the Board of Directors
Frederick G. Smith	Director
J. Duncan Smith	Director
Robert E. Smith	Director
Daniel C. Keith	Director
Martin R. Leader	Director
Lawrence E. McCanna	Director
Basil A. Thomas	Director
Executive Officers
David B. Amy	Secretary
Lucy A. Rutishauser	Treasurer
Steven M. Marks	Vice President / Chief Operating Officer
M. William Butler	Vice President / Programming and Promotion
Delbert R. Parks III	Vice President / Engineering and Operations
Robert F. Malandra	Vice President / Finance Television

SINCLAIR

Name	Position
Directors
David D. Smith	President, Chief Executive Officer and Chairman of the Board of Directors
Frederick G. Smith	Vice President and Director
J. Duncan Smith	Vice President, Secretary and Director
Robert E. Smith	Director
Daniel C. Keith	Director
Martin R. Leader	Director
Lawrence E. McCanna	Director
Basil A. Thomas	Director
Executive Officers
David B. Amy	Executive Vice President / Chief Financial Officer
Barry M. Faber	Executive Vice President / General Counsel
Lucy A. Rutishauser	Vice President / Corporate Finance / Treasurer
David R. Bochenek	Vice President / Chief Accounting Officer
Steven M. Marks	Vice President / Chief Operating Officer

        Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith are brothers, collectively referred to as the Smith brothers, and they have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as directors of Sinclair pursuant to their holdings of Sinclair's Class A Common Stock and Class B common stock, par value $0.01 per share ("Class B Common Stock"). As of January 18, 2010, the Smith brothers beneficially owned approximately 43.2% of Sinclair's Class A Common Stock and 96.5% of Sinclair's Class B Common Stock. Pursuant to their beneficial ownership and as a result of their stockholders' agreement, the Smith brothers control more than 50.0% of Sinclair's voting power and therefore control Sinclair.

        Certain of Sinclair's directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving Sinclair's Class A Common Stock, as disclosed in Sinclair's 2009 Definitive Proxy Statement filed with the Commission on April 20, 2009, which is incorporated herein by reference.

Recent Transactions Involving the Securities

        Since November 27, 2009, 60 days prior to the date of this Offer to Purchase, none of the Company, Sinclair, or, to the best of our knowledge, the directors or executive officers of the Company and Sinclair have engaged in any transaction with respect to the Securities.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        Holders are hereby notified that: (i) any discussion of United States federal income tax issues in this Offer to Purchase, the Letter of Transmittal or any related document is not intended or written by us to be relied upon, and cannot be relied upon by Holders, for the purpose of avoiding penalties that may be imposed on Holders under the United States Internal Revenue Code of 1986, as amended (the "Code"); (ii) any such discussion is contained herein or therein, as applicable, only for the purpose of promotion and marketing of the Offers; and (iii) Holders should seek advice based on their particular circumstances from their own independent tax advisors.

        This section describes certain United States federal income tax consequences of the tender of the Securities pursuant to the Offers. It applies to you only if you hold the Securities as capital assets for United States federal income tax purposes. The following discussion is not exhaustive of all possible tax considerations and does not address alternative minimum taxes or foreign, state, local or other tax laws.

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank or other financial institution;

  •
  a life insurance company;

  •
  a partnership or other entity treated as a partnership for U.S. federal income tax purposes;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  a United States expatriate;

  •
  a "controlled foreign corporation";

  •
  a "passive foreign investment company";

  •
  a person that owns Securities that are part of a hedging transaction;

  •
  a person that owns Securities as part of a straddle or conversion, integrated or constructive sale transaction for United State federal income tax purposes; or

  •
  a U.S. Holder (as defined below) whose functional currency for United States federal income tax purposes is not the U.S. dollar.

        This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, both retroactively or prospectively, and to possibly different interpretations.

        If a partnership tenders the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of a tender of Securities pursuant to these Offers.

        Although no statutory or judicial authority directly addresses the treatment of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, the Internal Revenue Service, or IRS, issued Revenue Ruling 2002-31 addressing the U.S. federal income tax classification and treatment of instruments having certain features similar to the Securities, and concluded that the instruments addressed in that published guidance were subject to the regulations governing contingent payment debt instruments. This ruling supports certain aspects of the treatment described below. However, Revenue Ruling 2002-31 is limited to its particular facts. In addition, no rulings have been or are expected to be sought from the IRS with respect to the U.S. federal income tax consequences regarding the Securities. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

Please consult your own tax advisor concerning the consequences of a tender of Securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

        You are a United States holder (a "U.S. Holder") if you are a beneficial owner of Securities and you are:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust (i) if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        You are a non-United States holder (a "Non-U.S. Holder") if you are a beneficial owner of the Securities and are not a U.S. Holder, partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entity.

Tender of Securities Pursuant to the Offers

Consequences to U.S. Holders

        Under the Indenture, the Company has agreed, and each beneficial owner of a Security is deemed to have agreed, to treat the Securities as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the "contingent debt regulations"). The remainder of this discussion assumes that the Securities are treated as indebtedness subject to the contingent debt regulations as described above. Under the contingent debt regulations, each U.S. Holder of a Security has been required to accrue interest income, as original issue discount, on the Securities at an assumed "comparable yield" and projected payment schedule determined by the Company.

        Generally, the sale of a Security for cash will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale of a Security will be equal to the difference between (a) the amount of cash received by the U.S. Holder, and (b) the U.S. Holder's adjusted tax basis in the Security, reduced by any carryforward of a net negative adjustment resulting from differences between projected and actual payments. A U.S. Holder's adjusted tax basis in a Security generally will be equal to the U.S. Holder's original purchase price for the Security, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), decreased by the amount of any noncontingent payments and any projected payments that have been previously scheduled to be made (without regard to the actual amounts paid) on the Securities, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make because of differences between your tax basis and the adjusted issue price of the Securities.

        Gain recognized upon a sale of a Security generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the Security is held for more than one year). The deductibility of capital losses is subject to limitations.

        If a U.S. Holder purchased a Security at a price other than the issue price or subsequent to the initial offering, such holder's adjusted tax basis in the Security will be further adjusted for market discount or acquisition premium, as applicable. Under the contingent debt regulations, the general rules for accrual of market discount or acquisition premium do not apply; rather, the contingent debt regulations require a holder to reasonably allocate the difference, if any, between its tax basis at the time of acquisition and the issue price (or adjusted issue price, as the case may be) to (i) daily portions of original issue discount or (ii) projected payments over the remaining term of the Security, with corresponding positive or negative adjustments to income or loss and tax basis as provided by the regulations.

        A U.S. Holder who does not tender a Security and who converts the Security into shares of Sinclair's Class A Common Stock will be treated as receiving a payment under the contingent debt regulations. Under this treatment, a conversion of a Security into Class A Common Stock will result in taxable gain or loss to a U.S. Holder.

        A U.S. Holder that does not tender Securities pursuant to the Offers will not recognize gain or loss for U.S. federal income tax purposes and will retain its Securities with an unchanged tax basis and holding period.

Consequences to Non-U.S. Holders

        Any payments of interest (including original issue discount) and gain treated as interest, as described under "—Consequences to U.S. Holders" above, received by a Non-U.S. Holder pursuant to this Offer to Purchase will be exempt from U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10.0% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such income is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and (iv) we are not and have not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code (which we believe to be the case).

        The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

        If a Non-U.S. Holder of Securities is engaged in a trade or business in the United States, and if income on the Securities is effectively connected with the conduct of such trade or business (and, if a treaty applies, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular U.S. federal income tax on any gain realized on the sale of the Securities in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30.0% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        A Non-U.S. Holder that does not tender Securities pursuant to the Offers will not recognize gain or loss for United States federal income tax purposes and will retain its Securities with an unchanged tax basis and holding period.

Backup Withholding Tax and Information Reporting

        In general, in the case of a U.S. Holder, other than certain exempt U.S. Holders, the Company and other payors are required to report to the IRS the gross proceeds from the tender of the Securities pursuant to the Offers. Additionally, backup withholding generally will apply to payments of gross proceeds from the tender of the Securities pursuant to the Offers if a U.S. Holder (i) fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct (which will be requested pursuant to the Letter of Transmittal), (ii) fails to certify that it is not subject to backup withholding, or (iii) otherwise fails to comply with applicable backup withholding rules. If applicable, backup withholding will be imposed at a rate of 28.0%.

        Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, information returns may be filed with the IRS in connection with the proceeds from the sale of the Securities, and Non-U.S. Holders may be subject to U.S. backup withholding on the proceeds from the sale of the Securities. Compliance with the certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding. The amount of any backup withholding from payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

 DEPOSITARY AND INFORMATION AGENT

        The Company has retained MacKenzie Partners, Inc. to act as the Information Agent and U.S. Bank National Association to act as the Depositary in connection with the Offers. The Company will pay the Information Agent and the Depositary reasonable and customary fees for their services in connection with the Offers. The Company has also agreed to reimburse the Information Agent and the Depositary for certain of their out-of-pocket expenses and to indemnify them against certain liabilities, including liabilities under the federal securities laws.

        Neither the Information Agent nor the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, Sinclair, their respective affiliates or the Securities contained or referred to in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

        NONE OF THE COMPANY OR SINCLAIR, INCLUDING THE BOARD OF DIRECTORS AND OFFICERS OF EACH, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER, OR REFRAIN FROM TENDERING, ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THEIR SECURITIES PURSUANT TO THE OFFERS AND NO ONE HAS BEEN AUTHORIZED BY ANY OF THEM TO MAKE SUCH A RECOMMENDATION. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER OR NOT TO TENDER SECURITIES AND, IF SO, THE PRINCIPAL AMOUNT OF SECURITIES TO TENDER.

Solicitation

        Directors, officers and employees of the Company, Sinclair or their affiliates, or the Information Agent may contact Holders by hand, mail, telephone or facsimile regarding the Offers and may request brokers, dealers and other nominees to forward the Offer to Purchase, Letter of Transmittal and related materials to beneficial owners of the Securities. Such directors, officers and employees will not be specifically compensated for providing such services.

Fees and Expenses

        If you hold your Securities through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Information Agent and the Depositary in connection with the Offers. The Company will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. The Company will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Securities pursuant to the Offers.

 MISCELLANEOUS

        We are not aware of any jurisdiction in which the making of the Offers is prohibited by applicable law. If we become aware of any jurisdiction in which the making of the Offers is so prohibited or would not be in compliance with the laws of such jurisdiction, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with any such law, the Offers will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction. This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the Commission, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under "Where You Can Find More Information" in this Offer to Purchase.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES IN THE OFFERS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY OR SINCLAIR (INCLUDING THE BOARD OF DIRECTORS AND OFFICERS OF EACH), THE INFORMATION AGENT OR THE DEPOSITARY.

        The Letter of Transmittal and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

The Depositary for the Offers is:

U.S. Bank National Association

By Regular, Registered or Certified Mail,
By Overnight Courier or By Hand

By Facsimile (For Eligible Institutions only) (651) 495-8158 Attention: Corporate Trust Services / Specialized Finance	60 Livingston Ave. Saint Paul, Minnesota 55107 Attention: Corporate Trust Services / Specialized Finance	Banks and Brokers Call: (651) 495-3630 All Others Call Toll Free: (800) 934-6802

        If a Holder has questions about the Offers or would like additional copies of this Offer to Purchase, the Letter of Transmittal or other related documents, the Holder should call the Information Agent at one of its telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

The Information Agent for the Offers is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

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  Exhibit (a)(1)(i)
IMPORTANT INFORMATION
IMPORTANT DATES
TABLE OF CONTENTS
SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE OFFERS
CERTAIN SIGNIFICANT CONSIDERATIONS
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
THE COMPANY
SINCLAIR
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
DEPOSITARY AND INFORMATION AGENT
MISCELLANEOUS